Exhibit 99.1

OAO Technology Solutions Reports Financial Results for 2003 Second Quarter

Company Reports Revenues of $47.5 Million and Diluted EPS of $0.05

GREENBELT, MD—August 12, 2003—OAO Technology Solutions® (NASDAQ—OAOT) today announced financial results for the quarter ended June 30, 2003. Revenues were $47.5 million, up from $43.0 million in the comparable quarter of last year. Net income was $0.9 million, or $0.05 per diluted share, for the quarter ended June 30, 2003. This compares to net income of $0.4 million, or $0.02 per diluted share, in last year’s second quarter.

For the six months ended June 30, 2003, the Company reported revenues of $92.9 million, an increase of $9.6 million compared to revenues of $83.3 million for the same period last year. Net income was $1.8 million or $0.10 per diluted share, an increase of $1.1 million or $0.06 per diluted share compared to $0.7 million or $0.04 per diluted share for the six months ended June 30, 2002.

The Company’s balance sheet remains strong. At June 30, 2003, the Company had cash and cash equivalents of $9.5 million, and its balance sheet reflected a current ratio of 1.8 to 1.

Business Assessment

For the three and six months ended June 30, 2003, the Company’s increase in revenue and profitability was primarily driven by the Managed IT Solutions segment. All businesses within the segment were profitable. The Application Management Services and European businesses continued to show the most improved performance. The Application Management Services business continued to benefit from a temporary increase in application enhancement projects. However, this business was adversely impacted by a stronger Canadian dollar during the three and six months ended June 30, 2003. Growth in the Company’s European business was attributable to additional work on new and existing contracts.

Our Federal Sector business was profitable for the three and six months ended June 30, 2003 due to increased revenue on new contracts won in 2002 and continued cost control. This is the first quarter of profitability for this business since its inception in early 2002. The new business pipeline continues to improve as this business matures.

The Healthcare IT Solutions segment reported its first quarterly profit in over a year. The return to profitability was primarily due to increased software implementation revenue, improved utilization of billable implementation staff and HIPAA-related software sales. Staff utilization increased due to improved control over new software implementations and completion of prior inefficient software implementations that were contracted in late 2001 and early 2002. The business segment also benefited from cost reductions implemented in late 2002 and early 2003, including the reduction of non-billable consultants.

Charles A. Leader, president and chief executive officer of OAOT, remarked, “When I joined OAOT approximately one year ago, I stated that my immediate goals were to (1) reinvigorate sales and marketing to grow revenue, (2) return the Healthcare IT Solutions business to profitability and (3) create a profitable business in the federal sector.

“I am proud to note that for the three and six months ended June 30, 2003, we reported greater than 10% year-over-year revenue growth, a profitable Healthcare Solutions segment and a small, growing and profitable business in the Federal sector. However, there is still significant work to be done. The entire OAOT management team and employees are committed to the continued improvement and success of the Company.”

Outlook

The results for the three and six months ended June 30, 2003 significantly benefited from increased billable positions related to the temporary software application enhancement projects that are still expected to decline in the second half of 2003 and may possibly be completed by the end of 2003. The second quarter financial performance of the Managed IT Solutions segment was adversely impacted by the previously announced pricing reductions and a strong Canadian dollar that increased the Company’s operating cost. Both of these issues are expected to continue and may materially affect OAOT’s future financial results. Additionally, there can be no assurance that the Company will gain or maintain existing billable positions in the second half of 2003 and thereafter.

The Company expects to continue to be profitable and have year-over-year revenue growth in the second half of 2003. Certain key variables, in addition to those stated above, that could impact 2003 revenue growth and profitability include, but are not limited to, the ability of the Healthcare IT Solutions segment to continue to sell and profitably implement its software solutions and for the Managed IT Solutions segment to generate new business from existing or new customers. Other variables with regard to revenue growth and profitability in 2003 are identified in the Company’s “Safe Harbor Statement” at the end of this press release.

Conference Call

OAOT plans to hold an investor conference call on August 12, 2003 at 11:00 a.m. Eastern Daylight Time (EDT). To listen to the OAOT investor conference call, U.S. callers should call 877-407-9210, and international callers should call 201-689-8049. The call will be accessible by webcast at http://www.oaot.com and archived for seven days. Investors are advised to go the website at least 15 minutes prior to the call to register, download and install any necessary audio software. In addition, the call will be available by replay for approximately one week starting at 2:00 p.m. EDT August 12, 2003 through 11:59 p.m. EDT on August 18, 2003. The replay number is 877-660-6853 (U.S. callers) or 201-612-7415 (international callers). Please enter confirmation ID number 1628 and confirmation number 73322 to access the call.

About OAO Technology Solutions, Inc.

OAOT operates across two lines of business: Managed IT and Healthcare IT Solutions. As a partner to global outsourcers and major corporations, OAOT delivers managed IT solutions to commercial clients and government agencies worldwide. The Company’s key offerings include: application management, IT infrastructure support, professional staffing services and healthcare IT solutions. Headquartered in Greenbelt, Maryland, the Company’s 2,500 employees work in over 200 locations throughout the world. For more information visit our website at www.oaot.com.

Please direct media inquiries to Deborah Starke at 301-486-2383 email your request to media@oaot.com and please direct investor inquiries to Maisha Hoye at 301-486-2388 or email your request to ir@oaot.com.

SAFE HARBOR STATEMENT: This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s current beliefs and expectations as to its future performance. Future events and the Company’s actual results may differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: dependence on key strategic and end-user customers, the ability to establish new customer relationships, risks associated with fixed-price contracts, the ability to sustain and manage growth, lower than expected revenue growth and pricing pressure from strategic and other customers, inability to achieve marketing and sales goals and other business development initiatives including the ability to sell new healthcare software licenses, difficulties of investments in infrastructure, potential changes in the prevailing technology away from outsourcing IT applications, the ability to successfully develop new products that will enable the Company to remain competitive in the healthcare IT market, the ability to make necessary enhancements or developments to the Company’s existing software products, possible deferral of revenue, profit and cash flow from any increase in per-member, per month and/or percentage-of-completion basis software sales in relation to total software sales, inability to successfully install healthcare software on a timely or profitable basis, competition in the industry, general economic conditions and level of information technology service spending, the possibility that strategic or other customers could not renew or invoke termination clauses contained in the Company’s contracts, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the service requirements of its clients, the ability to successfully integrate recent acquisitions, the potential liability with respect to actions taken by its employees, ability to control and reduce costs of the business, risks associated with international sales including exposure to fluctuations between the U.S. dollar and other foreign currencies, the effect of major health concerns, such as Severe Acute Respiratory Syndrome (SARS) on our employees, customers and suppliers; and other risks described herein and in the Company’s other Securities and Exchange Commission filings. The Company undertakes no duty to publicly update any “forward-looking statements”, whether as a result of new information, future events or otherwise.

Copyright © 2003 by OAO Technology Solutions, Inc. ® All rights reserved

OAO TECHNOLOGY SOLUTIONS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$9,468	$9,085
Accounts receivable, net	35,203	35,620
Other current assets	4,841	5,672

Total current assets	49,512	50,377
Property and equipment, net	4,241	4,751
Purchased and developed software for sale, net	653	978
Deposits and other assets	2,697	3,292
Goodwill	10,088	10,088
Intangible assets, net	2,690	3,052

Total assets	$69,881	$72,538

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Term loan, current portion	$1,800	$1,800
Accounts payable and income tax payable	7,306	10,136
Accrued expenses	4,092	6,221
Accrued compensation and benefits	10,217	9,564
Unearned revenue	4,030	3,500
Capital lease obligations, current portion	608	578

Total current liabilities	28,053	31,799
Capital lease obligations, net of current portion, and other	2,143	1,680
Term loan, net of current portion	4,102	5,012
Shareholders’ equity :
Common stock	175	175
Additional paid-in capital	39,474	39,383
Accumulated other comprehensive net loss	(1,277)	(1,006)
Shareholder receivable	(3,608)	(3,532)
Retained earnings (deficit)	819	(973)

Total shareholders’ equity	35,583	34,047

Total liabilities and shareholders’ equity	$69,881	$72,538

OAO TECHNOLOGY SOLUTIONS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues	$47,531	$42,983	$92,867	$83,300
Direct costs	37,469	35,538	73,685	68,325
Gain on prepaid software licenses	—	(1,418)	—	(1,418)

	10,062	8,863	19,182	16,393
Selling, general and administrative expenses	8,083	6,774	15,461	13,665
Severance and other termination costs	—	1,339	—	1,339

Income from operations	1,979	750	3,721	1,389
Interest income	10	26	21	50
Interest expense	(146)	(129)	(355)	(234)
Other	(321)	—	(273)	—

Income before income taxes	1,522	647	3,114	1,205
Provision for income taxes	640	272	1,322	509

Net income	$882	$375	$1,792	$696

Net income per common share:
Basic	$0.05	$0.02	$0.10	$0.04

Diluted	$0.05	$0.02	$0.10	$0.04